UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Bandag, Incorporated
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

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[LOGO OMITTED]

BANDAG, INCORPORATED
Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
March 31, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 3, 2005

To The Shareholders:

        The Annual Meeting of the Shareholders of Bandag, Incorporated, an Iowa corporation, will be held at the Bandag, Incorporated Learning Center, 2000 Bandag Drive, Muscatine, Iowa, on May 3, 2005, commencing at ten o’clock a.m., Central Daylight Time, for the following purposes:

(1)	To elect three directors for terms of three years.

(2)	To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2005.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed March 4, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        You are invited to attend the meeting. Whether or not you attend the meeting, you are urged to sign, date and return immediately the enclosed Proxy, which is solicited by the Board of Directors. You retain the right to revoke your proxy at any time prior to its exercise by giving notice in writing to the Secretary of the Corporation, by giving notice in open meeting at the annual meeting or by submitting a duly executed proxy bearing a later date.

By Order of the Board of Directors
/s/ Warren W. Heidbreder
WARREN W. HEIDBREDER, Secretary

[LOGO OMITTED}

BANDAG, INCORPORATED
Bandag Headquarters
2905 North Highway 61
Muscatine, Iowa 52761-5886
March 31, 2005

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bandag, Incorporated (the “Corporation”) to be voted at the Annual Meeting of the Shareholders of the Corporation to be held on Tuesday, May 3, 2005, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Any shareholder giving a proxy may revoke it at any time prior to its exercise by giving notice in writing to the Secretary of the Corporation, by giving notice in open meeting at the annual meeting or by submitting a duly executed proxy bearing a later date.

        Shareholders of record at the close of business on March 4, 2005, will be entitled to vote at the meeting or any adjournment or postponement thereof. At the close of business on March 4, 2005, there were 9,134,893 outstanding $1.00 par value shares of Common Stock and 918,591 outstanding $1.00 par value shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes at the meeting.

        The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, this Proxy Statement and the enclosed form of proxy are being mailed to shareholders on or about March 31, 2005.

SECURITY OWNERSHIP

        Ownership by Directors, Nominees and Executive Officers. The following table sets forth information as to the Common, Class A Common and Class B Common shares of the Corporation beneficially owned by each director and director-nominee, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of January 31, 2005:

Directors, Nominees and Executive Officers	Amount Beneficially Owned[1][2]	Percentage of Outstanding Stock of Respective Class[1]	Percentage of Aggregate Voting Power of Common Stock and Class B Common Stock**

Martin G. Carver[3][4]
Common Stock	2,643,956[5]	29%[5]	42%[5]
Class A Common Stock	4,034,035[5]	43%[5]
Class B Common Stock	502,097	55%

Roy J. Carver, Jr.[6]
Common Stock	2,615,685[7]	29%[7]	36%[7]
Class A Common Stock	3,518,337[7]	37%[7]
Class B Common Stock	400,732	44%

Robert T. Blanchard
Common Stock	200	*
Class A Common Stock	10,277	*	*
Class B Common Stock	0	0

Gary E. Dewel
Common Stock	0	0
Class A Common Stock	11,477	*	0
Class B Common Stock	0	0

Directors, Nominees and Executive Officers	Amount Beneficially Owned[1][2]	Percentage of Outstanding Stock of Respective Class[1]	Percentage of Aggregate Voting Power of Common Stock and Class B Common Stock**

James R. Everline
Common Stock	100	*
Class A Common Stock	11,527	*	*
Class B Common Stock	100	*

Phillip J. Hanrahan
Common Stock	0	0
Class A Common Stock	10,777	*	0
Class B Common Stock	0	0

Amy P. Hutton
Common Stock	0	0
Class A Common Stock	1,552	*	0
Class B Common Stock	0	0

Edgar D. Jannotta
Common Stock	7,000	*
Class A Common Stock	17,277	*	*
Class B Common Stock	0	0

R. Stephen Newman
Common Stock	2,600[8]	*
Class A Common Stock	21,877[9]	*	*
Class B Common Stock	0	0

Frederico U. Kopittke
Common Stock	2,045	*
Class A Common Stock	47,003	*	*
Class B Common Stock	0	0

Warren W. Heidbreder
Common Stock	5,350[10]	*
Class A Common Stock	91,829[11]	1%	*
Class B Common Stock	0	0

John C. McErlane
Common Stock	1,282[12]	*
Class A Common Stock	77,721[13]	*	*
Class B Common Stock	0	0

Charles W. Vesey
Common Stock	5,940[14]	*
Class A Common Stock	29,737[15]	*	*
Class B Common Stock	0	0

All Directors, Nominees and
Executive Officers as a
Group (20 Persons)
Common Stock	2,673,073[16]	29%	64%
Class A Common Stock	4,690,835[16]	50%
Class B Common Stock	902,929	98%

* Shares owned constitute less than 1% of shares outstanding and less than 1% of votes entitled to be cast.
** Shares of Class A Common Stock are non-voting.

[1]	Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class B Common Stock is convertible on a share-for-share basis into Common Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Common Stock which such shareholder may acquire upon conversion of the Class B Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account the shares of Common Stock which may be acquired upon conversion of Class B Common Stock (an amount which is equal to the number of shares of Class B Common Stock held by a shareholder). The percentage of outstanding Common Stock does not take into account shares of Common Stock which may be issued upon conversion of the Class B Common Stock.

[2]	Includes the specified number of shares of Class A Common Stock which the following individuals may acquire pursuant to the exercise of stock options within 60 days after January 31, 2005: Martin G. Carver - 177,920; Roy J. Carver, Jr. - 9,945; Robert T. Blanchard - 9,945; Gary E. Dewel - 9,945; James R. Everline - 9,945; Phillip J. Hanrahan - 9,945; Amy P. Hutton – 1,220; Edgar D. Jannotta - 9,945; R. Stephen Newman - 9,945; Warren W. Heidbreder –67,090; Frederico U. Kopittke, — 37,890; John C. McErlane - 65,090; and Charles W. Vesey - 24,250.

[3]	Does not include 52,554 shares of Common Stock, 12,376 shares of Class A Common Stock and 525 shares of Class B Common Stock held by members of his family, beneficial ownership of which is disclaimed.

[4]	Includes 6,991 shares of Common Stock and 8,944 shares of Class A Common Stock indirectly owned by Carver Management LLC and 1,734,468 shares of Common Stock and 2,218,781 shares of Class A Common Stock held by Carver Partners LP, beneficial ownership of which is disclaimed.

[5]	Martin G. Carver has sole voting and investment power over 27,963 shares of Common Stock, or 0.3% of the outstanding shares of Common Stock, and shares voting and investment power with Roy J. Carver, Jr. over 2,615,685 shares of Common Stock, or 29% of the outstanding shares of Common Stock. He has sole investment power over 509,708 shares of Class A Common Stock, or 6% of the outstanding shares of Class A Common Stock, and shares investment power with Roy J. Carver, Jr. over 3,346,060 shares of Class A Common Stock, or 35% of the outstanding shares of Class A Common Stock. He has sole voting power of 28% of the combined voting power of Common Stock and Class B Common Stock and shares with Roy J. Carver, Jr. 14% of such combined voting power.

[6]	Includes 6,991 shares of Common Stock and 8,944 shares of Class A Common Stock indirectly owned by Carver Management LLC and 1,734,468 shares of Common Stock and 2,218,781 shares of Class A Common Stock held by Carver Partners LP, beneficial ownership of which is disclaimed.

[7]	Roy J. Carver, Jr. shares with Martin G. Carver the voting and investment power over all of the 2,615,685 shares of Common Stock shown as beneficially owned by him, which represent 29% of the outstanding shares of Common Stock. He has sole investment power over 162,332 shares of Class A Common Stock, or 1.7% of the outstanding shares of Class A Common Stock, and shares investment power with Martin G. Carver over 3,346,060 shares of Class A Common Stock, or 35% of the outstanding shares of such class. He has sole voting power of 22% of the combined voting power of Common Stock and Class B Common Stock and shares with Martin G. Carver 14% of such combined voting power.

[8]	Mr. Newman shares voting and investment power over 1,000 shares with his wife.

[9]	Mr. Newman shares investment power over 3,950 shares with his wife.

[10]	Mr. Heidbreder shares voting and investment power over 136 shares with his wife.

[11]	Mr. Heidbreder shares investment power over 5,390 shares with his wife.

[12]	Mr. McErlane shares voting and investment power over 401 shares with his wife.

[13]	Mr. McErlane shares investment power over 540 shares with his wife.

[14]	Mr. Vesey shares voting and investment power over 1,800 shares with his wife.

[15]	Mr. Vesey shares investment power over 1,400 shares with his wife.

[16]	In order to avoid overstatement, the number of shares of Common Stock and Class A Common Stock which is the subject of shared voting or investment power is only counted once.

        Shareholders Owning More Than Five Percent. The following table provides information concerning persons known by the Corporation to beneficially own more than five percent of any class of the Corporation’s voting securities as of January 31, 2005, other than the ownership of Martin G. Carver and Roy J. Carver, Jr., which is contained in the previous table:

Name and Address	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock	Percentage of Aggregate Voting Power
Barclays Global Investors, N.A.(1)
45 Fremont Street
5th Floor
San Francisco, CA 94105	561,892(1)	6.2%	3.0%

(1)	Information shown is based on a jointly filed Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclay’s Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited. The Schedule 13G indicates that such parties have sole voting power over 500,828 of such shares and sole dispositive power over 561,892 of such shares and share voting and dispositive power over none of such shares.

Proposal No. 1 – ELECTION OF DIRECTORS

        The Articles of Incorporation require the election of directors to staggered terms of three years. Three nominees this year are to be elected for three-year terms.

        Proxies will be voted for the election of each of the nominees listed below, unless the shareholder giving the proxy abstains from voting for any nominee. If, as a result of unforeseen circumstances, any such nominee is unable to serve as director, proxies will be voted for the election of such person or persons as the Board of Directors may select. Information about the nominees is set forth below:

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

        MARTIN G. CARVER, age 56, was elected Chairman of the Board effective June 23, 1981, Chief Executive Officer effective May 18, 1982, and President effective May 25, 1983. Mr. Carver was also Vice Chairman of the Board from January 5, 1981 to June 23, 1981. He is a member of the Executive Committee. Mr. Carver has been a director since 1978.

        AMY P. HUTTON, age 42. On July 1, 2003, Ms. Hutton was appointed Associate Professor of Business Administration at Tuck School of Business at Dartmouth College, Hanover, New Hampshire. Previously, Ms. Hutton was Associate Professor of Business Administration (July 1, 1997 to June 30, 2003) and an Assistant Professor of Business Administration (July 1991 to June 30, 1997) at Harvard Business School. Ms. Hutton was Visiting Scholar, Graduate School of Business, Stanford University (January to June 2003) and Visiting Associate Professor of Business Administration, Tuck School of Business at Dartmouth (July to December 2002). Ms. Hutton is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Hutton has been a director since June 2003.

        EDGAR D. JANNOTTA, age 73. In March 2001, Mr. Jannotta became Chairman of William Blair & Company, L.L.C. and also Chairman of the firm’s Executive Committee. Previously, Mr. Jannotta served as Senior Director of William Blair & Company, L.L.C. (January 1996 to March 2001); Senior Director of William Blair & Company, a partnership (January 1995 to January 1996) and also served as Managing Partner for more than five years. He holds directorships in Aon Corporation, Exelon Corporation and Molex Incorporated. William Blair & Company, L.L.C. provided investment banking services to the Corporation in 2004, and the Corporation anticipates that services may be provided to the Corporation in the current fiscal year. Mr. Jannotta has been a director since 1973.

DIRECTORS CONTINUING IN OFFICE

        ROBERT T. BLANCHARD, age 60, retired. Until his retirement from The Procter & Gamble Company in November 1999, Mr. Blanchard held numerous positions, including President-Global Skin Care and Cosmetics (January 1, 1999 to November 1, 1999), President, North American Beauty Care Sector (1992 to 1998), Vice President/General Manager – Northern European Division, Vice President/General Manager – Beverages Division, and Group Vice President, Global Strategic Planning – Health and Beauty Care. Mr. Blanchard holds directorships in Best Buy Co., Inc., a retailer of consumer electronics, computers and software and Signet Group, plc., retail jewelry. He is a member of the Audit Committee and Management Continuity and Compensation Committee. Mr. Blanchard has been a director since May 1996. Mr. Blanchard’s term expires in 2006.

        GARY E. DEWEL, age 62, retired. Mr. Dewel was Executive Vice President, Supply Chain, for Clarion Technologies, Inc., Schaumburg, Illinois, an injection molding business supplier to the automotive industry, until his retirement in April 2000. Previously, he was Vice President, Supply Chain, for Solutia Inc., a spinoff of the chemical businesses of Monsanto Company (1997-April 1999); Vice President, Supply Chain, of Monsanto Company (1994-August 1997) and held several Vice President positions with Navistar International Corporation (1979-1993). Mr. Dewel was re-elected Vice Chairman of the Board in May 2004. He is a member of the Executive Committee, Management Continuity and Compensation Committee and Nominating and Corporate Governance Committee. Mr. Dewel has been a director since August 1997. Mr. Dewel’s term expires in 2006.

        R. STEPHEN NEWMAN, age 61. Since November 2001, Mr. Newman has served as Chief Executive Officer and President of Observer North America, an operating unit of Observer AB, listed on the Stockholm Stock Exchange. Prior to November 2001, Mr. Newman was President and Chief Executive Officer of Primedia Information, Inc., an operating unit of Primedia Inc. Mr. Newman continues as Chief Executive Officer of Bacon’s Information, Inc., where he served as Chief Executive Officer and President from 1994 to November 2001, and President and Chief Operating Officer from 1990 to 1994. Mr. Newman is a member of the Audit Committee and the Management Continuity and Compensation Committee. Mr. Newman has been a director since 1983. Mr. Newman’s term expires in 2006.

        ROY J. CARVER, JR., age 61. Since June 1982, Mr. Carver has been Chairman of the Board of Directors of Carver Pump Company, Muscatine, Iowa, a builder of centrifugal pumps. Mr. Carver is President of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine and Davenport, Iowa, and President of Carver Hardware, Inc., which operates a chain of retail hardware stores. Mr. Carver holds a directorship in Iowa First Bancshares Corp. Mr. Carver has been a director since 1982. Mr. Carver’s term expires in 2007.

        JAMES R. EVERLINE, age 63, is President of Everline & Co., a mergers and acquisitions/management consulting company. Previously, Mr. Everline was President, Investment Banking Division, of Henry & Company (1990-1991). Henry & Company is engaged in the venture capital and investment banking business. Prior to Mr. Everline’s employment by Henry & Company, he was a Partner of Founders Court Investors Inc. (1988-1989) and served as Vice President, Capital Markets Group, Bank of America (1981-1988). He is a member of the Audit Committee, Executive Committee, and the Nominating and Corporate Governance Committee. Mr. Everline has been a director since 1982. Mr. Everline’s term expires in 2007.

        PHILLIP J. HANRAHAN, age 65, has been for more than five years a partner in the Milwaukee law firm of Foley & Lardner LLP. In 2004, the Corporation paid fees for legal services to Foley & Lardner LLP, and the Corporation anticipates that similar services may be provided by Foley & Lardner LLP in the current fiscal year. Mr. Hanrahan’s cash fees as a director are paid to Foley & Lardner LLP, which credits the sums to the Corporation’s legal services account. Mr. Hanrahan is a member of the Executive Committee. Mr. Hanrahan has been a director since August 1997. Mr. Hanrahan’s term expires in 2007.

        Directors are elected by a plurality of votes cast in the election of directors (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Independence

        The Corporation’s Board of Directors has affirmatively determined that all of the Corporation’s directors (other than Martin G. Carver, Roy J. Carver, Jr., Phillip J. Hanrahan and Edgar D. Jannotta), as well as each of the members of the Board’s Audit, Management Continuity and Compensation, and Nominating and Corporate Governance Committees, are “independent” as defined in the New York Stock Exchange’s corporate governance listing standards and meet the categorical standards of independence adopted by the Board. In addition, the Board determined that Messrs. Blanchard (Chairman), Everline and Newman and Ms. Hutton meet the additional independence standards for Audit Committee members. The categorical standards of independence are as follows:

        A director who at all times during the previous three years has met all of the following categorical standards (the “Categorical Standards”) shall be presumed to be independent:

1.	The Corporation has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

2.	Neither the director, nor any of his or her immediate family members, has received more than $100,000 during any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Corporation need not be considered in determining independence under this test.

3.	Neither the director, nor one of his or her immediate family members, is a current partner of a firm that is the Corporation’s internal or external auditor; the director is not a current employee of such a firm; the director does not have an immediate family member that is a current employee of such a firm participating in the firm’s audit, assurance or tax compliance (but excluding tax planning) practice; nor was the director or one of his or her immediate family members, within the last three years, a partner or employee of such a firm that personally worked on the Corporation’s audit within that time.

4.	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of the Corporation’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	Neither the director, nor any of his or her immediate family members, has had a personal services contract with the Corporation, its Chairman and Chief Executive Officer or other executive officer, or any affiliate of the Corporation.

7.	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which the Corporation gives directly, or indirectly through the provision of services, more than $100,000 per annum or 10% of the total annual donations received (whichever is less).

8.	Neither the director, nor any of his or her immediate family members, has been employed by (or affiliated with) a significant lender of the Corporation. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Corporation.

9.	The director is not an executive officer of an entity which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either’s indebtedness to the other is less than 10% of its own total consolidated assets, measured as of the last fiscal year-end.

10.	Neither the director, nor any of his or her immediate family members, is or is affiliated with a firm that is an attorney, investment bank, consultant or similar advisor to the Corporation.

Meetings

        The Board of Directors met six times in 2004. Each director attended at least 75% of the aggregate number of (i) meetings of the Board of Directors held during the period for which he or she was a director during 2004 and (ii) meetings of the committees on which the director served during the period that the director so served in 2004. Directors are encouraged to attend the Corporation’s Annual Meeting of Shareholders. All of the directors serving as a director at the time attended the Corporation’s 2004 Annual Meeting.

        The Corporation requires its non-management directors to meet in executive session at the end of each regularly scheduled Board of Directors meeting, not including routine telephonic meetings, and at such other times as any of the non-management directors determine necessary or appropriate. The chairmen of the Audit Committee, the Management Continuity and Compensation Committee and the Nominating and Corporate Governance Committee alternate as the presiding director of the executive sessions of the non-management directors. In addition, the directors who have been determined to be independent by the Board of Directors are required to meet at least once a year in executive session.

Committees

        The Board of Directors has standing Audit, Management Continuity and Compensation and Nominating and Corporate Governance Committees.

        The Audit Committee met eight times in 2004. The Audit Committee presently consists of Messrs. Blanchard (Chairman), Everline and Newman and Ms. Hutton, each of whom is independent (as independence is defined in the listing standards of the New York Stock Exchange). The Board of Directors has determined that Ms. Hutton qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission, based on her knowledge of financial and accounting matters and years of experience as an Associate Professor of Business Administration (see the description of her business background under “Nominees for Election to Board of Directors”). Pursuant to its written charter, the major functions of the Audit Committee are to assist the Board of Directors in its oversight of: (i) the integrity of the Corporation’s financial statements; (ii) the independent auditors’ qualifications and independence; (iii) the Corporation’s compliance with legal and regulatory requirements; (iv) the performance of the Corporation’s internal audit function and of the independent auditors; and (v) carrying out other functions which may, from time to time, be assigned to the Audit Committee by the Board of Directors. See “Audit Committee Report” herein.

        The Management Continuity and Compensation Committee met four times in 2004. Its primary functions are to review, evaluate and determine executive officer compensation, to recommend to the Board of Directors the election of corporate officers, to administer the Stock Award Plan, the Restricted Stock Grant Plan and the 2004 Stock Grant and Awards Plan, including the awarding of options, restricted stock grants and other permissible equity awards under the 2004 Stock Grant and Awards Plan, all pursuant to the terms and conditions of such plans. The Management Continuity and Compensation Committee presently consists of Messrs. Blanchard, Dewel, and Newman (Chairman).

        The Nominating and Corporate Governance Committee met five times in 2004. Its primary duties relate to the evaluation and recommendation to the Board of Directors of prospective candidates for election as directors of the Corporation, the recommendation to the Board of Directors of members to serve on committees of the Board, the determination of remuneration for non-management directors, and the development and recommendation to the Board of Directors of corporate governance guidelines, assisting the Board in its evaluation processes and otherwise taking a leadership role in the corporate governance of the Corporation. The Nominating and Corporate Governance Committee presently consists of Messrs. Everline (Chairman) and Dewel and Ms. Hutton, each of whom is independent (as independence is defined in the listing standards of the New York Stock Exchange).

        The Committee uses a variety of means to identify Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

        The Nominating and Corporate Governance Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating and Corporate Governance Committee should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to the Nominating and Corporate Governance Committee in care of the Assistant to the Board of Directors at the Corporate Headquarters in Muscatine, Iowa.

        At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Nominating and Corporate Governance Committee has adopted the following criteria for the selection of directors as part of its charter:

1.	Exhibit high standards of integrity, commitment and independent thought and judgment. Also be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

2.	Have substantial management experience and/or financial expertise or prior Board of Directors experience with a public company or other relevant experience with a range of skills that will allow a Board member to provide sound guidance with respect to the Corporation’s operations and interests.

3.	Have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board of Directors and committee meetings and reviewing all material in advance.

4.	Have the ability to discuss major issues and come to a reasonable conclusion. The capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to the Corporation. While being collegial, the candidate should have the ability to be direct and not afraid to disagree on important issues.

5.	As applicable or desirable, meet the requirements for independence set forth in the New York Stock Exchange’s corporate governance listing standards, for at least a majority of the directors then serving on the Board of Directors.

6.	Either have direct business exposure to the major businesses of the Corporation and its subsidiaries and/or be ready to participate in direct learning experiences about the major businesses of the Corporation and its subsidiaries.

7.	For Audit Committee members, meet the independence and qualification requirements for audit committee members under the New York Stock Exchange’s corporate governance listing standards and the rules and regulations of the Securities and Exchange Commission.

        The Nominating and Corporate Governance Committee has established the following procedure to allow parties to communicate directly with the non-management directors as a group. Written communications should be addressed to :

Non-Management Directors c/o Assistant to the Board of Directors Bandag, Incorporated 2905 North Highway 61 Muscatine, Iowa 52761-5886

Availability of Certain Corporate Governance Documents

        The Board of Directors has adopted corporate governance guidelines and a written charter for each of the Audit Committee, Management Continuity and Compensation Committee and Nominating and Corporate Governance Committee. The corporate governance guidelines and the charters are available on the Corporation’s Internet Web site at www.bandag.com under “Investor Relations – Corporate Governance.” All of these documents are also available in print upon written request directed to Warren W. Heidbreder, Secretary, Bandag, Incorporated, 2905 North Highway 61, Muscatine, IA 52761.

Communications with Board of Directors

        Shareholders may communicate with the Board of Directors by writing to the Board of Directors (or, at the shareholder’ s option, to a specific director or group of directors) in care of Assistant to the Board of Directors at the Corporation’s Headquarters in Muscatine, Iowa. The Assistant to the Board of Directors will ensure that this communication (assuming it is properly marked to Board of Directors or a specific director or a group of directors) is delivered to the Board of Directors or the specified director or group of directors, as the case may be.

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Information

        The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Corporation’s Chief Executive Officer and each of its four other most highly compensated executive officers as of December 31, 2004, whose total cash compensation exceeded $100,000 for fiscal 2004. The persons named in the table are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

			Long Term Compensation
Name and Principal Position	Year	Salary	Restricted Stock Award(s)[1][2]	Options (Number of Shares)	All Other Compensation[3]
Martin G. Carver	2004	$582,835	$356,229	22,300	$36,759
Chairman of the Board, Chief	2003	482,769	443,750	58,400	39,432
Executive Officer and	2002	452,906	308,000	41,100	33,697
President

Warren W. Heidbreder	2004	$374,504	$142,500	8,900	$27,623
Vice President, Chief	2003	331,889	170,400	22,400	34,113
Financial Officer and	2002	317,555	116,150	15,500	29,925
Secretary

John C. McErlane	2004	$336,400	$117,424	6,200	$13,456
Vice President; President of	2003	336,400	179,760	22,400	13,456
Tire Distribution Systems, Inc.	2002	322,300	30,800	16,400	12,892

Frederico U. Kopittke	2004	$312,000	$126,505	5,200	$10,873
Vice President,	2003	260,300	46,688	13,600	7,839
International	2002	260,300	58,004	9,800	7,404

Charles W. Vesey	2004	$261,300	$26,457	1,600	$24,772
Vice President and	2003	261,300	-0-	7,000	26,925
Corporate Controller	2002	261,271	-0-	5,800	29,758

[1]	At December 31, 2004, the number of shares held and the aggregate market value of restricted stock held by the named executive officers are as follows: Martin G. Carver, 1,290 shares Common Stock, value $64,255, and 25,383 shares Class A Common Stock, value $1,175,994; Warren W. Heidbreder, 430 shares Common Stock, value $21,418, and 9,653 shares Class A Common Stock, value $447,223; John C. McErlane, 395 shares Common Stock, value $19,675, and 6,387 shares Class A Common Stock, value $295,910; Frederico U. Kopittke, 1,555 shares Common Stock, value $77,455, and 8,343 shares Class A Common Stock, value $386,531; and Charles W. Vesey, 335 shares Common Stock, value $16,686, and 543 shares Class A Common Stock, value $25,157.

[2]	Dividends are paid on the shares of restricted stock prior to vesting. The value of the dividends paid on restricted stock in 2004 are as follows: Martin G. Carver, $3,679 relating to Common Stock and $36,017 relating to Class A Common Stock; Warren W. Heidbreder, $1,092 relating to Common Stock and $13,375 relating to Class A Common Stock; John C. McErlane, $670 relating to Common Stock and $8,800 relating to Class A Common Stock; Frederico U. Kopittke, $2,022 relating to Common Stock and $9,767 relating to Class A Common Stock; and Charles W. Vesey, $605 relating to Common Stock and $807 relating to Class A Common Stock.

[3]	Of the amounts shown in this column for 2004, the Corporation’s contribution under its Salaried Profit Sharing, Retirement and Savings Plan for the named executive officers is as follows: Martin G. Carver, $36,400; Warren W. Heidbreder, $27,264; John C. McErlane, $13,456; Frederico U. Kopittke, $10,514 and Charles W. Vesey, $19,388 (of which, because of limitations under the Internal Revenue Code of 1986, as amended, $14,924 was paid into such Plan for Martin G. Carver, Warren W. Heidbreder, and Charles W. Vesey; $10,514 for Frederico U. Kopittke; and $8,200 for John C. McErlane and the balance to be paid by the Corporation outside such Plan); and $359 is the Corporation’s contribution to its Bandag Security Program, a combination defined benefit and defined contribution plan, for Martin G. Carver, Warren W. Heidbreder, Frederico U. Kopittke and Charles W. Vesey. The remainder of the amount shown for Mr. Vesey in 2004 is $5,025 representing cash paid in lieu of vacation to Mr. Vesey.

Stock Options

        The following table contains information concerning the grant of stock options to the named executive officers under the Corporation’s Stock Award Plan for the year ended December 31, 2004, all of which are reflected above in the Corporation’s Summary Compensation Table:

Option Grants in Last Fiscal Year

Name	Shares Underlying Options Granted (1)	Percentage of Total Options Granted to all Employees in Fiscal Year	Exercise Price per Share (2)	Expiration Date (3)	Grant Date Present Value (4)
Martin G. Carver	22,300	16.3%	$44.41	2/24/14	$268,492
Warren W. Heidbreder	8,900	6.5%	44.41	2/24/14	$107,156
John C. McErlane	6,200	4.5%	44.41	2/24/14	$74,648
Frederico U. Kopittke	5,200	3.8%	44.41	2/24/14	$62,608
Charles W. Vesey	1,600	1.2%	44.41	2/24/14	$19,264

(1)	These options are options to purchase Class A Common Stock and are nonqualified stock options under the Internal Revenue Code.

(2)	An option holder can pay the exercise price of options in cash, by delivering previously issued shares of the Corporation’s Common Stock and/or Class A Common Stock, or a combination of both.

(3)	Options granted to all participants are exercisable at the rate of 25% per year, beginning February 24, 2005.

(4)	The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Class A Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, the stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury security rate of 3.81%; (b) stock price volatility of 33.6% (based on the three-year weekly stock price history ending December 31, 2003); and (c) a dividend yield of 3.69% (based on the weighted average dividend yield of the Class A Common Stock for the one-year period ended December 31, 2003).

        The following table sets forth information regarding the exercise of stock options and the fiscal year-end value of unexercised options held by the named executive officers:

Aggregate Option Exercises in Last
Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004[1]
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Martin G. Carver	--	--	127,810	116,390	$2,494,237	$1,834,195
Warren W. Heidbreder	--	--	48,010	35,790	935,768	680,661
John C. McErlane	--	--	46,460	42,440	916,991	699,107
Frederico U. Kopittke	--	--	25,720	27,980	545,964	445,775
Charles W. Vesey	--	--	17,170	14,630	375,806	255,798

[1]	The dollar values are calculated by determining the difference between the fair market value of the underlying Class A Common Stock at December 31, 2004 and the exercise price of the options.

        The following table provides information as of December 31, 2004 about shares of Class A Common Stock that are authorized for issuance (no Common Stock is so authorized) under all of the Corporation’s existing equity compensation plans, consisting solely of the Corporation’s Stock Award Plan and 2004 Stock Grant and Awards Plan, which was approved by Shareholders at the Annual Meeting of Shareholders held on May 11, 2004. The Stock Award Plan was terminated at the May 11, 2004 meeting, with the exception of restricted stock awards made under the Stock Award Plan in February 2005 based on financial results achieved in 2004.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [excluding Securities reflected in Column (a)] (c)
Equity compensation plans
approved by shareowners	1,428,051(1)	$28.61	1,993,800(1)
Equity compensation plans not
approved by shareowners	--	--	--

Total	1,428,051(2)	$28.61	1,993,800(2)
(1)	Represents 1,421,851 outstanding options under the Stock Award Plan and 6,200 stock appreciation rights under the Stock Grant and Awards Plan.

(2)	Consists of 1,993,800 shares of Class A Common Stock available for future issuance under the Stock Grant and Awards Plan, of which no more than 748,314 shares may be in the form of restricted stock awards.

Pension Plan Benefits.

        The following table sets forth annual normal retirement age pension benefits under the Bandag Salaried Pension Plan at the specified remuneration and years-of-service classifications. The table assumes retirement in 2005. To the extent benefits are not paid under the Salaried Pension Plan due to limitations under the Internal Revenue Code of 1986, as amended, they are paid by the Corporation.

PENSION PLAN TABLE

Annual Pension Per Years of Service

Highest 5-Year Average Annual Compensation	5-Years	10-Years	15-Years	20-Years	25-Years	30-Years	35-Years
$50,000	$2,563	$5,125	$7,688	$10,200	$12,700	$15,200	$17,700
$100,000	$6,625	$13,250	$19,875	$25,200	$30,200	$35,200	$40,200
$150,000	$10,688	$21,375	$32,063	$40,200	$47,700	$55,200	$62,700
$200,000	$14,750	$29,500	$44,250	$55,200	$65,200	$75,200	$85,200
$250,000	$18,813	$37,625	$56,438	$70,200	$82,700	$95,200	$107,700
$300,000	$22,875	$45,750	$68,625	$85,200	$100,200	$115,200	$130,200
$350,000	$26,938	$53,875	$80,813	$100,200	$117,700	$135,200	$152,700
$400,000	$31,000	$62,000	$93,000	$115,200	$135,200	$155,200	$175,200
$450,000	$35,063	$70,125	$105,188	$130,200	$152,700	$175,200	$197,700
$500,000	$39,125	$78,250	$117,375	$145,200	$170,200	$195,200	$220,200

        Pension amounts are based upon an employee’s base salary and credited years of service. The base salaries for each of the last three fiscal years to the named executive officers are set forth in the Summary Compensation Table under “Salary.” As of January 31, 2005, Messrs. Carver, Heidbreder, McErlane, Kopittke and Vesey had completed approximately 25, 22, 19, 10, and 33 years of credited service under the Corporation’s pension plan, respectively. Benefits shown in the table are computed as a straight line single life annuity assuming retirement at age 65 and are not subject to offset for Social Security Benefits.

        In addition, certain of the named executive officers also have a “Bandag Security Program” benefit under the Bandag Salaried Pension Plan. The annual defined benefit payable at age 62 for each of the following named executive officers is fixed and is as follows: Martin G. Carver, $700; Warren W. Heidbreder, $542; John C. McErlane, $404; and Charles W. Vesey, $1,121.

Executive Officer Agreements

        Messrs. Carver, Heidbreder and McErlane, named in the Summary Compensation Table, are parties to Severance Agreements with the Corporation. The Severance Agreements provide for severance benefits equal to the greater of $1,000,000, $650,000, and $610,000 respectively, or an amount equal to twenty-four (24) months base salary, in the event of the executive’s involuntary termination of employment or voluntary termination for good cause, except for death, disability or retirement. For purposes of the Severance Agreements, “good cause” means (i) a 15% or greater reduction in the executive’s base pay, (ii) a materially adverse change, without the executive’s prior written consent, in the nature or scope of the executive’s title or responsibilities, or (iii) the relocation of the executive’s principal place of employment by more than fifty (50) miles. The Severance Agreements restrict the named executive officers from competing with the Corporation for twenty-four months following termination of employment and also contain extensive restrictions on disclosure of the Corporation’s confidential information.

Report of Management Continuity and Compensation Committee on Executive Compensation

        The Management Continuity and Compensation Committee of the Board of Directors (the “Compensation Committee”) makes all decisions regarding compensation of the Corporation’s executive officers, including the awarding of stock options, restricted stock and other permissible equity awards. The Compensation Committee is comprised of three non-employee independent directors. The Compensation Committee has submitted the report below addressing the Corporation’s compensation policies applicable to the Corporation’s executive officers, including the named executive officers in the Summary Compensation Table.

        The Corporation’s executive compensation strategy is designed to:

•	Increase the alignment of executive compensation and rewards with the interests of the Corporation's shareholders;

•	Provide focus and clarity about corporate strategies and Bandag's execution of those strategies;

•	Provide compensation opportunities that retain and attract individuals who achieve results and significantly contribute to Bandag’s success and culture;

•	Align actual compensation earned to Bandag's short-term and long-term performance;

•	Recognize and reward individuals for the role they have in making Bandag successful and allow them to share in that success.

Bandag’s Executive Compensation Plan

        Under the Corporation’s executive compensation plan, the total compensation opportunity for each executive officer, including the Chief Executive Officer, is based on a target level of total direct compensation for each individual position. The total direct compensation target for each position approximates the 60th percentile of competitive compensation (cash and stock) from executive compensation surveys, which encompasses manufacturing companies with revenues between $500 million and $1 billion.

        The actual level of total compensation an executive will achieve depends upon a variety of factors, including the responsibilities of the position, experience of the executive, current level of total compensation relative to the target level, the financial performance of the Corporation, national trends, and the Corporation’s competitive need to retain and recruit the very best and most capable individuals. In reviewing the Corporation’s financial performance, the Compensation Committee considers the Corporation’s revenues, net income and net income per share in light of the competitive and economic conditions during the fiscal year.

        The Corporation’s executive compensation plan consists of the following components:

Base Salary

        Base salaries were established based on the pay-at-risk level appropriate for each executive’s job, including the Chief Executive Officer. For the Chief Executive Officer, base salary represented 42% of the targeted total direct compensation opportunity. For the other named executive officers, base salaries averaged 62% of their targeted total direct compensation opportunity.

        During 2004, to better align salaries with the marketplace, the Chief Executive Officer received an 11% increase based on midpoint (representing an increase of approximately 21% as a percentage of base salary); the Vice President, Chief Financial Officer also received an 11% increase based on midpoint (representing an increase of approximately 13% as a percentage of base salary); and the Vice President, International received a 17% increase based on midpoint (representing an increase of approximately 20% as a percentage of base salary). Substantially all of the other executive officers received a 3.5% increase based on the midpoint established for their role. The midpoint is the base salary target under which an executive officer’s salary is administered. Under the midpoint compensation system, the annual increase for each executive officer is determined by multiplying the midpoint (not the current base salary) by a percentage established by the Compensation Committee. The resulting amount was then added to the current base salary.

        In determining the percentage increase for base salary, the Compensation Committee considered a variety of factors, including inflation rate, the Corporation’s financial performance, and trends in salaried employee compensation increases, as disclosed by published salary budget forecasts. Future base pay increases will be based on factors similar to those just discussed.

Short-term Award Plan

        For 2004, thirty-three participants, including the Chief Executive Officer, were eligible to participate in the Corporation’s Short-Term Award Plan, which annually awards restricted stock based on achievement of certain financial targets pre-established by the Compensation Committee.

        For Martin G. Carver, Chief Executive Officer; Dennis M. Fox, Vice President, Manufacturing Design; and Warren W. Heidbreder, Vice President, Chief Financial Officer, performance was based on achievement of the Corporation’s diluted “earnings-per-share” (EPS) against a pre-established diluted EPS “target.” For the remaining thirty participants, including named executive officers Frederico U. Kopittke, Vice President, International; John C. McErlane, Vice President and the President of Tire Distribution Systems, Inc., a wholly-owned subsidiary of the Corporation; and Charles W. Vesey, Vice President and Corporate Controller, performance was based on achievement of the Corporation’s diluted “earnings-per-share” (EPS) as discussed above and achievement of specific business unit annual operating profit objectives.

        Based on the performance of the Corporation in 2004 against the EPS and operating profit targets established by the Compensation Committee, each participant during 2004 was awarded shares of restricted stock on February 18, 2005 under the Bandag, Incorporated Stock Award Plan, the value of which for each of the named executive officers is included in the Summary Compensation Table.

        Restricted shares under this plan vest three years from the date of grant if the recipient is still employed by the Corporation, and vest immediately in the event of death, disability, retirement at age 60 with ten or more years of service, or change in corporate control.

Long-term Award Plan

        Executive officers, including the Chief Executive Officer, participate in a long-term award plan designed to achieve the following objectives:

•	Create a better link between the interests of the participants and the Corporation's shareholders;

•	Promote teamwork and provide participants with rewards for excellence in the Corporation's performance;

•	Provide flexibility to the Corporation in its ability to compensate, attract, and retain the services of individuals who make significant contributions to the Corporation’s success; and

•	Allow participants to further share in the success of the Corporation.

        Under this plan, executive officers, including the Chief Executive Officer, were granted a stock option under the Bandag, Incorporated Stock Award Plan, to purchase shares of Class A Common Stock at fair market value as of the award date of February 24, 2004 and restricted shares of Class A Common Stock. The options are non-qualified stock options under the Internal Revenue Code.

        Under the stock option grant, stock options for the executive officers, including the Chief Executive Officer, are exercisable at a rate of 25% per year, beginning February 24, 2005, and have an exercise period of 10 years. The size of the grant was based on the estimated value of the options using the Black-Scholes option pricing model, and was made considering the executive’s overall total direct compensation target. Stock options made up 67% of an executive officer’s long-term award.

        Each option becomes immediately exercisable at the end of the vesting period, unless the participant’s employment has been previously terminated, or in the event of the participant’s death, disability, retirement after age 60 with ten or more years of service, or change in corporate control.

        Shares of restricted stock made up 33% of an executive officer’s long-term award and were valued on the basis of the fair market value of shares of Class A Common Stock on the date of the award. The shares of restricted stock are not transferable for three years after grant and are forfeited if the employment of the executive officer is terminated within the three-year period, except in cases of death, disability, retirement after age 60 with ten or more years of service, or a change in control. In any of such events, the restrictions lapse and the shares of restricted stock become immediately transferable.

Bandag, Incorporated Management
Continuity and Compensation Committee

Robert T. Blanchard Gary E. Dewel R. Stephen Newman, Chairman

Remuneration of Directors.

        Directors who are also full-time employees of the Corporation do not receive remuneration for acting as directors. Non-employee directors are currently compensated in accordance with the following schedule:

Annual Fees — Chairman of Committee – $34,500. Other Directors – $32,000.
Board Meeting Attendance – $1,500 per meeting.
Committee Meeting Attendance — Chairman – $1,750 per meeting.
Other Directors – $1,500 per meeting.

        Stock Option Award – Each non-employee director was awarded a stock option for 1,620 shares of Class A Common Stock on March 14, 2005. The value of this award is $10.80 per share, computed under the Black-Scholes method. The exercise price of the stock option is $41.48 per share, being the fair market value of the Class A Common Stock on the date of grant. The options are immediately exercisable and expire 10 years from the date of grant. The value of the annual stock option award and/or the number of shares covered by the award will vary in future years.

        Restricted Stock Award – Each non-employee director was awarded 422 shares of Class A Common Stock on March 14, 2005. The price of a share of Class A Common Stock on March 14, 2005 was $41.48. The shares are restricted and vest in three years based upon continued service as a director, or earlier in the event of death, disability or retirement from the Board of Directors after age 60 with at least 10 years of continuous service as a director. Prior to vesting, directors are entitled to receive dividends on the shares and to exercise voting rights.

Transactions with Management/Principal Shareholders and Directors.

        Roy J. Carver, Jr., brother of Martin G. Carver, owns 100% of Carver Aero, Inc., which operates fixed base operations at airports in Muscatine, Iowa; and Davenport, Iowa. During 2004, it sold $185,520.83 of aviation fuel and charter services to the Corporation at competitive prices based on volume purchased and services utilized.

Phillip J. Hanrahan, a director, is a partner of the law firm of Foley & Lardner LLP, Milwaukee, Wisconsin, which has provided legal services to the corporation for several years, including 2004, and expects to provide legal services in 2005. Mr. Edgar D. Jannotta, a director, is Chairman of William Blair & Company, L.L.C. and Chairman of that firm’s Executive Committee. William Blair & Company, L.L.C. has provided investment banking services to the Corporation for several years, including 2004, and may provide services in 2005 if requested by the Corporation.

AUDIT COMMITTEE REPORT

        Pursuant to its written charter, the Audit Committee (“Committee”) oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Additionally, the Committee reviewed management’s evaluation of the effectiveness of the Corporation’s internal controls over financial reporting with management, including a discussion of the conclusion reached by management.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as may be modified or supplemented.

        The Committee discussed with the independent auditors the auditors’ independence from management and the Corporation and considered the compatibility of non-audit services provided by the auditors to the Corporation with their independence. In addition, the independent auditors provided the Audit Committee with written disclosure respecting their independence and the letter required by Independence Standards Board No. 1 (“Independence Discussions with Audit Committees”).

        The Committee discussed with the Corporation’s independent auditors the overall scope and plans for their audit of the Corporation’s consolidated financial statements and the audit of management’s assessment as to the effectiveness of the Corporation’s internal controls over financial reporting. The Committee meets with the independent auditors, both with and without management present, as deemed advisable, to discuss the results of their examination, their evaluation of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. In addition, the Committee reviews with management and the independent auditors proposed interim financial statements. The Committee held eight meetings during fiscal year 2004.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board of Directors has accepted that recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005, subject to shareholder ratification.

Bandag, Incorporated
Audit Committee

Robert T. Blanchard, Chairman	James R. Everline
Amy P. Hutton	R. Stephen Newman

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SHAREHOLDER RETURN PERFORMANCE INFORMATION

        Set forth on the following pages is a line graph comparing the yearly percentage change during the last five years in the cumulative total shareholder return (assuming reinvestment of dividends) on the Corporation’s Common Stock and Class A Common Stock with the cumulative total returns of the Standard & Poor’s 500 Stock Index and the Dow Jones & Co., Inc. Tire and Rubber – Index (“Tire and Rubber Index”). The graph assumes $100 invested on December 31, 1999 in Bandag, Incorporated Common Stock and Class A Common Stock, the S&P 500 Stock Index and the Dow Jones & Co., Inc. Tire and Rubber – Index.

Comparison of Five Year Cumulative Total Return

	December 31
	1999	2000	2001	2002	2003	2004
Bandag, Incorporated	100	168	153	180	208	253

S&P 500 Stock Index	100	91	80	62	80	89

Tire and Rubber -Index	100	85	99	45	58	82

Proposal No. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Audit Committee has selected Ernst & Young LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2005.

        Ernst & Young LLP served as the Corporation’s independent auditors for the fiscal year ended December 31, 2004. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to any questions raised at the meeting and make any comments they deem appropriate.

        Although this selection is not required by law to be submitted to a vote by shareholders, the Audit Committee, pursuant to the requirements of its charter, requests that the shareholders ratify the selection of Ernst & Young LLP as independent auditors for 2005. If the shareholders should not so ratify, the Audit Committee will reconsider the selection.

        Assuming a quorum is present, ratification of the appointment requires that more votes represented by shares of Common and Class B Common Stock be voted in favor of such ratification than are voted against such ratification. Any shares not voted at the Annual Meeting with respect to such ratification (whether as a result of abstentions, broker non-votes or otherwise) will have no impact on the vote.

Audit Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation’s annual financial statements, the review of the financial statements included in the Corporation’s Form 10-Qs and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2004 and 2003 were $1,920,800 and $1,028,800, respectively.

Audit-Related Fees

        The aggregate fees billed by Ernst & Young LLP for assurance and related services principally related to the performance of the audit of the Corporation’s financial statements, other than the audit fees described above, for the fiscal years ended December 31, 2004 and 2003 were $82,200 and $181,300 respectively. The services primarily consisted of due diligence acquisition services, services in connection with pension audits and various miscellaneous matters.

Tax Fees

        The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2004 and 2003 were $-0- and $8,100 respectively. These services in 2003 consisted primarily of tax consultation and advice with regard to foreign tax compliance issues.

All Other Fees

        Other than the foregoing described fees and services, Ernst & Young LLP received no fees nor provided any services in either 2004 or 2003.

Audit Committee Pre-approval Policies and Procedures

        The policy of the Audit Committee requires pre-approval of all audit, audit-related, tax and other services to be provided by Ernst & Young LLP, subject to de minimis exceptions for the providing of non-audit services, which services must be approved by the Audit Committee prior to completion of the audit and must otherwise comply with Section 10A(i)(B) of the Securities Exchange Act of 1934.

        All of the audit-related and tax services described above were pre-approved by the Audit Committee to the extent required by applicable law, except for certain tax services provided and approved in 2003 pursuant to the de minimis exception described above, which accounted for 100% of the total tax services provided in 2003.

Proposal No. 3 – OTHER MATTERS

        The management of the Corporation knows of no matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgments.

2006 SHAREHOLDERS’ PROPOSALS

        The date by which proposals of shareholders intended to be presented at the 2006 Annual Meeting of the Corporation must be received by the Corporation for inclusion in its Proxy Statement and form of proxy relating to that meeting is December 1, 2005. The Corporation may exercise discretionary voting authority under proxies solicited by it for the 2006 Annual Meeting of Shareholders if it receives notice of a proposed non-Rule 14a-8 shareholder action after February 14, 2006.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s executive officers, directors and more than 10% shareholders (“Insiders”) to file with the Securities and Exchange Commission reports on prescribed forms of their beneficial ownership of the Corporation’s stock and furnish copies of such reports to the Corporation. Based solely on a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 was required to be filed, the Corporation believes that during the year ended December 31, 2004 all reports required by Section 16(a) to be filed by the Corporation’s Insiders were filed on a timely basis.

Expenses

        The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Corporation.

        Some of the officers and regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, e-mail or telefax. The Corporation will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their expenses.

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PROXY

BANDAG, INCORPORATED

Muscatine, Iowa

PROXY FOR ANNUAL MEETING – MAY 3, 2005

        The undersigned hereby appoints Martin G. Carver and Roy J. Carver, Jr., or either of them, the true and lawful proxies of the undersigned, with full power of substitution, to represent and to vote as designated herein all shares of Common Stock (COM) and Class B Common Stock (CLB) of Bandag, Incorporated which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Bandag, Incorporated to be held May 3, 2005 and at all adjournments thereof, hereby revoking any proxy heretofore executed by the undersigned for such meeting.

        This proxy is solicited on behalf of the Board of Directors of Bandag, Incorporated. Every properly signed proxy will be voted as directed. Unless otherwise directed, proxies will be voted FOR all the indicated nominees as directors in Item (1) and FOR Item (2), and in the discretion of the proxy holder in connection with Item (3).

        You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holder cannot vote your shares unless you sign and return this card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

|X|	Please mark votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the proposals if no specification is made:

1.	To elect three directors for terms of three years:	2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2005.	FOR |_|	AGAINST |_|	ABSTAIN |_|
(01) Martin G. Carver (02) Amy P. Hutton (03) Edgar D. Jannotta

FOR ALL NOMINEES	[ ]	[ ]	WITHHOLD FROM ALL NOMINEES	3.	In their discretion upon such other matters as may properly come before the meeting.

|_|	________________________________________________
FOR	ALL NOMINEES EXCEPT AS NOTED ABOVE. (Instruction: To withhold vote from any nominees(s), check the box above and insert the name of such nominee(s) in the line above.)

MARK HERE FOR COMMENTS/ADDRESS CHANGE AND NOTE AT LEFT	|_|	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	|_|
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ______________________________	Date: ___________	Signature: ______________________________	Date: ___________